Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

Smithfield Foods Reports Fourth Quarter Earnings

Smithfield, Virginia (June 8, 2006)—Smithfield Foods, Inc. (NYSE: SFD) today reported net income for the fourth quarter of fiscal 2006 of $1.1 million, or $.01 per diluted share, versus net income last year of $85.4 million, or $.76 per diluted share. Sales were $2.7 billion, compared to $2.9 billion last year.

Income from continuing operations, excluding Gorges/Quik-to-Fix Foods, Inc., was $4.7 million, or $.04 per diluted share, versus $85.1 million, or $.76 per diluted share in the previous year. Smithfield is reporting Gorges/Quik-to-Fix as a discontinued operation and has signed a letter of intent, subject to a definitive agreement, to sell substantially all of the assets and business of that entity. The sale is expected to close in Smithfield’s first quarter.

Current quarter results include pretax charges totaling $10 million, or $.05 per diluted share, related to the ongoing restructuring of the company’s east coast pork processing operations. The company continues to take actions to improve efficiencies and reduce its cost structure in its east coast value-added processing operations in advance of the opening of a state-of-the-art, more cost-efficient plant in Kinston, North Carolina.

Following are the company’s sales and operating profit from continuing operations by segment:

	13 Weeks Ended		52 Weeks Ended
(in millions)	April 30, 2006	May 1, 2005	April 30, 2006	May 1, 2005
Sales
Pork	$1,727.5	$1,900.2	$7,300.6	$7,530.7
Beef	591.4	607.1	2,599.0	2,280.6
International	257.7	297.9	1,127.4	1,022.3
Hog Production	412.2	514.3	1,801.3	2,112.4
Other	33.3	31.0	149.2	141.7

	3,022.1	3,350.5	12,977.5	13,087.7
Intersegment	(346.7)	(453.5)	(1,573.9)	(1,839.3)

Total Sales	$2,675.4	$2,897.0	$11,403.6	$11,248.4

Operating Profit
Pork	$22.2	$52.8	$153.0	$166.8
Beef	(7.8)	(1.9)	(2.8)	(8.9)
International	(10.7)	(0.6)	(15.6)	11.7
Hog Production	47.3	138.0	330.0	480.9
Other	9.3	7.5	36.0	28.1
Corporate	(14.3)	(29.4)	(79.8)	(95.4)

Total Operating Profit	$46.0	$166.4	$420.8	$583.2

Fourth Quarter Results

As previously announced, current year fourth quarter results were sharply lower than a relatively strong fourth quarter last year, primarily due to depressed pork margins and lower live hog prices as a result of an oversupply of proteins in the U.S. marketplace. In addition, higher energy costs materially impacted margins in both the Pork and Beef segments.

In the Pork segment, operating results declined over $20 million excluding the restructuring charge. Results reflect lower margins in both fresh and processed meats due to a generally weak fresh pork environment and higher costs that were not fully recovered in selling prices. Processed meats volumes, including the Cook’s ham business, acquired in April, increased six percent. Average unit selling prices in the segment declined nine percent in the quarter compared to last year.

Live hog market prices of $42 per hundredweight were 17 percent below the $51 average a year ago. Raising costs of $40 per hundredweight were about the same as last year’s fourth quarter.

The Smithfield Beef Group continued to suffer from weak industry conditions and closed export markets. In the quarter, the company’s cattle feeding operations reported a loss of $2.8 million compared to a gain of $6.0 million last year as a result of a $13.8 million pre-tax adjustment, or $.08 per diluted share, to write-down cattle inventory to live cattle market prices. The write-down is a result of a sharp decline in live cattle futures market prices during the quarter. Market prices have rebounded since the end of the quarter.

In the International segment, the company’s Polish operations suffered from weak demand for its white meat products in the European markets as a result of concerns regarding avian influenza. In France, higher raw material costs and lower volumes resulted in earnings below those of the same quarter of last year.

Full Year Results

For fiscal 2006 the company reported net income of $172.7 million, or $1.54 per diluted share, versus net income last year of $296.2 million, or $2.64 per diluted share. Income from continuing operations was $180.3 million, or $1.61 per diluted share, versus $298.9 million, or $2.66 per diluted share in the prior year. Fiscal 2006 sales were $11.4 billion, compared to $11.2 billion last year.

Fiscal 2006 results include pretax charges totaling $26.3 million, or $.14 per diluted share, in connection with the restructuring of east coast pork processing operations. Last year’s results included pretax charges of $11.3 million, or $.07 per diluted share, related to operating losses and shutdown costs of the Showcase Foods facility and the settlement of a civil suit.

Earnings in the pork segment, excluding the restructuring charges, improved slightly from the previous year on lower raw material costs and higher value-added, processed meats volumes. Smithfield continued to improve its value-added mix, as fresh pork volume was flat while processed meats volume improved by five percent. The company continued to experience double-digit growth in key pre-cooked products: bacon, sausage and ribs. Spiral ham volume rose 25 percent. Smithfield gained share in the hot dog and dinner sausage categories and the company’s brands continued to hold the largest share in the raw bacon category. Case ready volume rose 28 percent.

Hog production earnings were lower than last year, as live hog market prices averaged $46 per hundredweight, 14 percent below the average of $54 in fiscal 2005. Raising costs were $39 per hundredweight versus $42 a year ago.

Smithfield’s beef segment reported a modest loss for fiscal 2006, as weak industry conditions continued throughout the year. Beef processing volume rose six percent, while the average unit selling price fell 11 percent compared to last year. In its first year of participation in the cattle feeding joint venture, the company’s cattle production operations produced a modest profit in a difficult environment.

International meat operations experienced a loss versus a profit in the prior year as higher raw material costs pressured margins in Poland and France. Additionally, in Poland, the company’s white meat operations suffered from weak demand on concerns about avian influenza. Conversely, international hog production operations, which are reported in the hog production segment, continued to perform well. In the Other segment, Smithfield’s turkey joint venture posted earnings growth, benefiting from highly favorable pricing and lower feed costs.

“This past quarter was difficult for many in the protein industry, including ourselves,” said Joseph W. Luter, III, chairman and chief executive officer. Mr. Luter further noted that while overall results were disappointing, the company’s integrated model continues to help lessen the adverse impact of these weak industry conditions.

“We are in the middle of several major expansion initiatives, both in the United States and Europe. While these initiatives might adversely impact earnings in the short term, I believe strongly that the moves we are making in Romania and Poland and our entering into an exclusive negotiation period regarding the purchase of the European meats business of Sara Lee Corporation are right for this company for the long term,” said Mr. Luter.

“Looking into next year, it will take some time to work through the excess protein in the marketplace. Pork margins continue to be under pressure,” Mr. Luter said. “On the bright side, live hog futures are holding up well into the summer which bodes well for continued profitability in hog production. With an increased number of cattle available and seasonally strong demand, we should have a better beef processing quarter.”

Smithfield Foods has delivered a 24 percent average annual compounded rate of return to investors since 1975. With sales of $11 billion, Smithfield is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

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(Table follows)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	13 Weeks Ended		52 Weeks Ended
	April 30, 2006	May 1, 2005	April 30, 2006	May 1, 2005
Sales	$2,675.4	$2,897.0	$11,403.6	$11,248.4
Cost of sales	2,470.7	2,559.3	10,316.8	10,038.1

Gross profit	204.7	337.7	1,086.8	1,210.3

Selling, general and administrative expenses	152.6	177.5	675.2	644.6
Interest expense	39.1	37.9	149.5	132.0
Equity in income of affiliates	6.1	(6.2)	(9.2)	(17.5)

Income from continuing operations before income taxes	6.9	128.5	271.3	451.2

Income taxes	2.2	43.4	91.0	152.3

Income from continuing operations	4.7	85.1	180.3	298.9

Income (loss) from discontinued operations, net of tax	(3.6)	0.3	(7.6)	(2.7)

Net income	$1.1	$85.4	$172.7	$296.2

Income per share:
Basic:
Continuing operations	$.04	$.76	$1.62	$2.69
Discontinued operations	(.03)	.00	(.07)	(.02)

Net income	$.01	$.76	$1.55	$2.66

Diluted:
Continuing operations	$.04	$.76	$1.61	$2.66
Discontinued operations	(.03)	.00	(.07)	(.02)

Net income	$.01	$.76	$1.54	$2.64

Weighted average shares outstanding:
Basic	111.1	111.3	111.1	111.2
Diluted	112.0	112.5	112.0	112.3

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